                                                                    Exhibit 2.34




                           ASSET PURCHASE AGREEMENT

                               FOR CHICAGO RADIO

                                    BETWEEN

                  EVERGREEN MEDIA CORPORATION OF LOS ANGELES

                                      AND

                      PACIFIC AND SOUTHERN COMPANY, INC.


                              Dated April 4, 1997

                               TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------
ARTICLE IA.  Conditions Precedent.......................................     2
     1A.1  Conditions Precedent.........................................     2

ARTICLE I.  Transfer of Station Assets..................................     3
     1.1  Transfer of Station Assets....................................     3
     1.2  Excluded Station Assets.......................................     4
     1.3  Liabilities...................................................     6

ARTICLE II.  Consideration..............................................     6
     2.1  Consideration.................................................     6
     2.2  Prorations....................................................     7

ARTICLE III.  The Closing...............................................     9
     3.1  Time and Place of Closing.....................................     9
     3.2  Deliveries by Pacific and Southern............................    10
     3.3  Deliveries by Evergreen.......................................    10

ARTICLE IV.   Representations and Warranties of Pacific and
     Southern...........................................................    11
     4.1  Organization; Qualification...................................    11
     4.2  Authority Relative to this Agreement..........................    12
     4.3  Financial Schedules...........................................    12
     4.4  Business Since the Pacific and Southern Balance Sheet
          Date..........................................................    13
     4.5  No Defaults...................................................    13
     4.6  Undisclosed Liabilities.......................................    14
     4.7  Licenses and Authorizations...................................    14
     4.8  Condition of the Station Assets...............................    15
     4.9  Contracts and Arrangements....................................    15
     4.10  Title........................................................    17
     4.11  Call Letters; Trademarks.....................................    18
     4.12  Litigation and Compliance with Laws..........................    19
     4.13  Employees....................................................    20
     4.14  Taxes........................................................    21
     4.15  Instruments of Conveyance; Good Title........................    21
     4.16  Changes......................................................    21
     4.17  Brokers......................................................    22
     4.18  Environmental................................................    22
     4.19  No Untrue Statement..........................................    23


ARTICLE V.  Representations and Warranties of Evergreen . .  23
     5.1  Organization; Qualification . . . . . . . . . . .  23
     5.2  Authority Relative to this Agreement. . . . . . .  24
     5.3  No Defaults . . . . . . . . . . . . . . . . . . .  24
     5.4  Qualification as Buyer. . . . . . . . . . . . . .  24
     5.5  [Intentionally deleted.]. . . . . . . . . . . . .  25
     5.6  Brokers . . . . . . . . . . . . . . . . . . . . .  25
     5.7  No Untrue Statement . . . . . . . . . . . . . . .  25

ARTICLE VI.  Covenants of Pacific and Southern Pending the
     Closing Date . . . . . . . . . . . . . . . . . . . . .  25
     6.1  Maintenance of Business . . . . . . . . . . . . .  26
     6.2  Organization;  Goodwill . . . . . . . . . . . . .  28
     6.3  Access to Facilities, Files and Records . . . . .  28
     6.4  Representations and Warranties. . . . . . . . . .  29
     6.5  Corporate Action. . . . . . . . . . . . . . . . .  29
     6.6  Applications for FCC Consent. . . . . . . . . . .  29
     6.7  Consents  . . . . . . . . . . . . . . . . . . . .  30
     6.8  Consummation of Agreement . . . . . . . . . . . .  30
     6.9  Notice of Proceedings . . . . . . . . . . . . . .  31
     6.10  Hart-Scott-Rodino Act. . . . . . . . . . . . . .  31
     6.11  Interim Financial Statements . . . . . . . . . .  32

ARTICLE VII.  Covenants of Evergreen Pending the Closing Date
      . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     7.1  Representations and Warranties  . . . . . . . . .  32
     7.2  Corporate Action. . . . . . . . . . . . . . . . .  32
     7.3  Applications for FCC Consent. . . . . . . . . . .  33
     7.4  Consummation of Agreement . . . . . . . . . . . .  33
     7.5  Notice of Proceedings . . . . . . . . . . . . . .  34
     7.6  Hart-Scott-Rodino Act . . . . . . . . . . . . . .  34
     7.7  Confidential Information. . . . . . . . . . . . .  34
     7.8  Disqualifying Matters . . . . . . . . . . . . . .  35

ARTICLE VIII.  Conditions to the Obligations of Evergreen .  36
     8.1  Representations, Warranties, Covenants. . . . . .  36
     8.2  Proceedings . . . . . . . . . . . . . . . . . . .  37
     8.3  FCC Authorizations. . . . . . . . . . . . . . . .  38
     8.4  Hart-Scott-Rodino . . . . . . . . . . . . . . . .  39
     8.5  Opinion of Counsel. . . . . . . . . . . . . . . .  39
     8.6  Damage to the Station Assets. . . . . . . . . . .  40
     8.7  Third-Party Consents. . . . . . . . . . . . . . .  41

ARTICLE IX.  Conditions to the Obligations of Pacific and
     Southern . . . . . . . . . . . . . . . . . . . . . . .  41
     9.1  Representations, Warranties, Covenants. . . . . .  41
     9.2  Proceedings . . . . . . . . . . . . . . . . . . .  42
     9.3  FCC Authorizations. . . . . . . . . . . . . . . .  43

     9.4  Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . . . .   43
     9.5  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . .   44
     9.6  Additional Stations . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE X.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . .   44
     10.1  Survival; Limitations. . . . . . . . . . . . . . . . . . . . . .   44
     10.2  Indemnification of Evergreen . . . . . . . . . . . . . . . . . .   45
     10.3  Indemnification of Pacific and Southern. . . . . . . . . . . . .   46
     10.4  Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . .   47
     10.5  Defense of Third Party Claims. . . . . . . . . . . . . . . . . .   47
     10.6  Known Matters. . . . . . . . . . . . . . . . . . . . . . . . . .   48

ARTICLE XI.  Termination Rights . . . . . . . . . . . . . . . . . . . . . .   49
     11.1  Abandonment of Agreement . . . . . . . . . . . . . . . . . . . .   49
     11.2  Liabilities Upon Abandonment . . . . . . . . . . . . . . . . . .   50

ARTICLE XII. Miscellaneous Provisions . . . . . . . . . . . . . . . . . . .   51
     12.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
     12.2  Environmental Studies. . . . . . . . . . . . . . . . . . . . . .   51
     12.3  Employees and Employee Benefits. . . . . . . . . . . . . . . . .   53
     12.4  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .   56
     12.5  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .   57
     12.6  Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
     12.7  Allocation of Purchase Price . . . . . . . . . . . . . . . . . .   59
     12.8  Right to Audit . . . . . . . . . . . . . . . . . . . . . . . . .   60
     12.9  Waiver of Compliance . . . . . . . . . . . . . . . . . . . . . .   60
     12.10  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
     12.11  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . .   62
     12.12  Qualified Intermediary. . . . . . . . . . . . . . . . . . . . .   62
     12.13  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .   64
     12.14  Bulk Sales Law. . . . . . . . . . . . . . . . . . . . . . . . .   64
     12.15  Control of the Stations . . . . . . . . . . . . . . . . . . . .   64
     12.16  Public Announcements. . . . . . . . . . . . . . . . . . . . . .   65
     12.17  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .   65
     12.18  Other Parties . . . . . . . . . . . . . . . . . . . . . . . . .   65
     12.19  Entire Agreement; Amendments. . . . . . . . . . . . . . . . . .   65

Schedules
---------

Schedule 1.1     Tangible Personal Property
Schedule 4.7     Licenses and Authorizations
Schedule 4.9     Material Station Contracts
Schedule 4.10    Stations' Owned Real Estate
Schedule 4.11    Intellectual Property
Schedule 4.12    Litigation and Compliance with Laws
Schedule 4.13    Employees; Salaries
Schedule 4.16    Changes Since Balance Sheet Date
Schedule 5.4     Buyer's Disqualifications

Exhibits
--------

Exhibit 3.2 (a)   Bill of Sale and Assignment
Exhibit 3.2 (b)   Warranty Deed
Exhibit 3.2 (c)   Opinion of Pacific and Southern's Counsel
Exhibit 3.2 (d)   Certificate of Secretary of Pacific and
                  Southern
Exhibit 3.2 (e)   Bring Down Certificate of Officer of Pacific
                  and Southern
Exhibit 3.3 (a)   Opinion of Evergreen's Counsel
Exhibit 3.3 (b)   Assumption Agreement
Exhibit 3.3 (c)   Certificate of Secretary of Evergreen
Exhibit 3.3 (d)   Bring Down Certificate of Officer of
                  Evergreen
Exhibit 3.2 (g)   License Agreement
Exhibit 12.3      Change in Control Plan

                           ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT ("Agreement") is dated as of April 4, 1997, and is between Pacific and Southern Company, Inc., a Delaware corporation having its principal place of business in Arlington, Virginia ("Pacific and Southern"), and Evergreen Media Corporation of Los Angeles, a Delaware corporation having its principal place of business in Irving, Texas ("Evergreen").

     Pacific and Southern is the licensee of and owns and operates radio broadcast stations WGCI-AM/FM in Chicago, Illinois (the "Stations") pursuant to licenses, permits and other authorizations ("FCC Authorizations") issued by the Federal Communications Commission (the "FCC"). Pacific and Southern also is the licensee of and owns and operates radio broadcast stations KHKS-FM in Dallas, Texas and KKBQ-AM/FM in Houston, Texas (the "Additional Stations") which Pacific and Southern desires to sell to Evergreen pursuant to Asset Purchase Agreements of even date herewith.

     Pacific and Southern desires to sell and Evergreen desires to purchase the Stations under the terms and conditions set forth below.

     Based upon the representations and warranties made by each party to the other in this Agreement, the parties agree to consummate the transfer of the Station Assets (as defined in Section 1.1 below) on the terms contained herein.

     ARTICLE IA. Conditions Precedent
     ----------- --------------------

     1A.1 Conditions Precedent. Notwithstanding any other provisions of this
          --------------------
Agreement, the following conditions precedent shall apply to the effectiveness of this Agreement. By not later than April 4, 1997, Evergreen shall have delivered to Pacific and Southern documentation satisfactory to Pacific and Southern in its sole discretion evidencing the form and availability of the Letter of Credit for the Deposit and the availability of funding for the payment of the Purchase Price in cash. Pacific and Southern shall notify Evergreen by close of business on April 8, 1997 whether the financing and Letter of Credit meet with its approval. The final executed Letter of Credit for the deposit and the executed documentation evidencing the availability of funding for the payment of the Purchase Price shall be delivered to Pacific and Southern on April 9, 1997. The absence of written approval by Pacific and Southern by April 8, 1997 or Evergreen's failure to deliver the executed Letter of Credit and documentation evidencing availability of funding by April 9, 1997 shall result in termination of this Agreement, and neither party shall have any claim against the other as a result of the failure of the transaction. Upon approval of the Letter of Credit and the Purchase Price funding by Pacific and Southern, Evergreen will take no subsequent action that would cause the Purchase Price funding described in such documentation to be reduced or impaired, or to become unavailable or delayed, unless it again delivers to Pacific and Southern prior to taking such action substitute documentation satisfactory to Pacific and Southern in its sole discretion evidencing the availability of funding for the payment of the Purchase Price in cash.

     ARTICLE I.  Transfer of Station Assets
     ---------   --------------------------

     1.1  Transfer of Station Assets.  Upon the terms and subject to the
          --------------------------
conditions of this Agreement, on the Closing Date (as defined in Section 3.1 hereof) Pacific and Southern will sell, assign, transfer, convey or cause to be conveyed, and deliver to Evergreen, and Evergreen will acquire and accept from Pacific and Southern, the assets and properties, tangible or in tangible, of every kind and description used or held for use by Pacific and Southern in connection with the business and operation of the Stations (all such assets being referred to herein as the "Station Assets"), but excluding the Excluded Station Assets described in Section 1.2 below. The Station Assets include, but are not limited to, the following:

          (a) All of Pacific and Southern's tangible personal property, assets and equipment used in connection with the business and operation of the Stations, including those listed in Schedule 1.1 hereto,
                                                          ------------
               including any replacements and less any retirements or dispositions thereof made between the date hereof and the Closing

               Date in the ordinary course of Pacific and Southern's business;

           (b) All real property owned by Pacific and Southern and used primarily in connection with the business and operations of the Stations (together with all appurtenant easements thereto and all structures, fixtures, and improvements located thereon, which need not be listed) as listed in Schedule 4.10, together with any
                                                -------------
               additions thereto between the date hereof and the Closing Date;

           (c) All contracts, leases, agreements and similar documents that relate to the operation of the Stations, including, but not limited to, trade agreements, barter programming agreements, programming and talent agreements, together with all orders and agreements for the sale of advertising relating to the Stations, including those described in Schedule 4.9 hereto;
                                            ------------

           (d) All of Pacific and Southern's right, title and interest in and to all licenses, permits and other governmental authorizations related to the Stations, including, without limitation, the FCC Authorizations, and all applications therefor, together with any renewals, extensions or modifications thereof including, without limitation, those listed in Schedule 4.7;
                                           ------------

           (e) All intangible rights and interests to or owned by Pacific and Southern and used in connection with the operation of the Stations as described in Sections 4.7 and 4.11 below, including, without limitation the Stations' call letters and those rights listed on Schedule 4.7 and Schedule 4.11 hereto; and
                         ------------     -------------

           (f) All files and other records (including FCC records) of Pacific and Southern relating to the operation of the Stations (other than duplicate copies of such files and records that are maintained in the offices of Pacific and Southern's affiliates).

     1.2   Excluded Station Assets.  The following assets relating to the
           -----------------------
business and operation of the Stations shall be retained by Pacific and Southern and shall not be exchanged, assigned or transferred to Evergreen (the "Excluded Station Assets"):

        (a) All assets of Pacific and Southern not used primarily in connection with the Stations;

        (b) Claims by Pacific and Southern with respect to the Excluded Station Assets and liabilities not assumed by Evergreen, including without limitation claims for tax refunds and counterclaims with respect to obligations and liabilities not being assumed by Evergreen hereunder;

        (c) All contracts of insurance and all insurance proceeds or claims made by Pacific and Southern, except as otherwise provided for in
             Section 8.6 below;

        (d) All of Pacific and Southern's accounts receivable arising out of Pacific and Southern's operation of the Stations;

        (e)  All employee benefit plans of any nature and their assets;

        (f)  Cash on hand and in banks, other cash items and cash equivalents;

        (g) the use of the name "Gannett" or "Pacific and Southern" or any variations;

        (h) All tangible personal property of Pacific and Southern disposed of or consumed in the ordinary course of the operation of the Stations as permitted under Section 6.1 below or with the consent of Evergreen between the date of this Agreement and the Closing Date; and

        (i) Pacific and Southern's corporate seal, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Pacific and Southern and duplicate copies of such records as are necessary to enable Pacific and Southern to file its tax returns and reports as well as any other records or materials relating to Pacific and Southern generally and not involving or relating to the Station Assets or the operation of the Stations.

        1.3     Liabilities.  The Station Assets shall be exchanged, transferred
                -----------
and conveyed to Evergreen free and clear of all liabilities, liens, security interests and encumbrances of any kind, except for liens for property taxes not yet due and payable and except for those liens listed on Schedules 1.1 and 4.10
                                                         ----------------------
hereto. Evergreen shall assume and undertake to perform the obligations of Pacific and Southern arising and to be performed on or after the Closing Date under the contracts, leases, agreements and similar documents referred to in
Section 1.1(c) above, but Evergreen does not assume and will not be liable for any other liability, obligation, claim, lien, security interest or encumbrance of Pacific and Southern or the Stations.

        ARTICLE II.  Consideration
        --------------------------

        2.1     Consideration.  In consideration of Pacific and Southern's
                -------------
performance of this Agreement and the transfer and delivery of the Station Assets to Evergreen on the Closing Date, Evergreen shall pay Pacific and Southern by wire transfer, to a bank account designated by Pacific and Southern, $140,000,000 in immediately available funds, plus or minus the amount of any adjustments as may be pursuant to Section 2.2 below, plus if the Closing Date is prior to

December 29, 1997, Seven Hundred Thousand Dollars ($700,000) for every month or portion thereof after the Closing Date between August 1, 1997 and December 26, 1997 (the "Purchase Price"). One day after delivery of the notice from Pacific and Southern specified in Section 1A.1, Evergreen shall (a) pay Pacific and Southern a non-refundable (except as set forth in Sections 11.2(b), 12.2 or 12.6 below) deposit in the amount of $14,000,000, payable by delivery of the letter of credit provided pursuant to Section 1A.1 (the "Deposit") and (b) deliver to Pacific and Southern the executed documentation pursuant to Section 1A.1 evidencing the availability of funding for payment of the Purchase Price in cash.

        2.2     Prorations
                ----------

                (a)  Prior to the Closing Date. Evergreen shall be entitled to
                     -------------------------
all income earned and be responsible for all expenses incurred in connection with the business and operation of the Stations on or subsequent to the Closing Date. Pacific and Southern shall be entitled to all income earned and be responsible for all expenses incurred in connection with the business and operation of the Stations prior to the Closing Date. Items to be prorated hereunder shall be prorated as of 11:59 p.m., local time per Station market, on the date immediately preceding the Closing Date and shall include, without limitation, power and utility charges, personal property taxes and real property taxes, sick and vacation pay, wages, license fees, and lease payments.

        (b)  Trade, Barter. A proration or adjustment shall be made in favor
             -------------
of Evergreen for the amount, if any, by which the advertising time remaining to be run by a Station as of the Closing Date is greater than the sum of (a) $100,000 and (b) the value of goods and services to be received by the Station under their trade and barter agreements as of the Closing Date.

        (c)  Time for Payment. The prorations and adjustments provided for in
             ----------------
this Section 2.2, to the extent practicable, shall be made on the Closing Date, and the party owing any net amount shall pay that amount on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date, and payment shall be made at that time.

        (d)  Dispute Resolution. In the event of any disputes between the
             ------------------
parties as to such prorations, the amounts not in dispute shall nonetheless be paid at the time provided in subsection (c) above, and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be borne equally by Evergreen and Pacific and Southern.

     ARTICLE III.  The Closing
     -----------   -----------

     3.1   Time and Place of Closing.
           -------------------------

           (a) Subject to the satisfaction or waiver of the provisions of Articles VIII and IX below and upon prior written notice from Pacific and Southern (the "Closing Date Notice"), the closing (the "Closing") of the transfer of the Station Assets shall be held in the offices of Pacific and Southern at 1100 Wilson Boulevard, Arlington, Virginia 22234 at 10:00 a.m. (i) on the tenth day after the Closing Date Notice (and if such day is not a business day, then on the next following business day after the tenth day) or
(ii) such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

           (b) If all the conditions to closing in Article IX have been fulfilled by December 10, 1997, then the Closing Date shall be no later than December 26, 1997. If the conditions to closing in Sections 9.3 and 9.4 have not been fulfilled by December 10, 1997, then Pacific and Southern may, at its election (but subject to the provisions of Section 11.1(h)), extend the Closing Date beyond December 26, 1997 to a date not later than thirty (30) days following (i) satisfaction of the condition in Section 9.4 and (ii) receipt of FCC consent to the assignment of the FCC Authorizations in a final order not subject to further review or delay.

     3.2   Deliveries by Pacific and Southern.  At the Closing, Pacific and
           ----------------------------------
Southern will deliver to Evergreen the following:

           (a) Bills of sale, deeds, assignments and other instruments of transfer and conveyance transferring and assigning the Station Assets to Evergreen, in form and substance satisfactory to the parties, including a bill of sale and assignment in the form to be attached hereto as Exhibit 3.2(a) and a warranty deed in the
                                       --------------
                 form to be agreed upon by the parties prior to Closing and attached hereto as Exhibit 3.2(b):
                                    --------------

           (b) Consents to assignment from third parties relating to the Material Station Contracts to be listed on Schedule 4.9 hereto,
                                                            ------------
                 as well as any other consents obtained by Evergreen;

           (c) Opinion of Pacific and Southern's corporate legal counsel, and an opinion of Pacific and Southern's FCC legal counsel, in the form to be attached hereto as Exhibit 3.2(c);
                                               --------------

           (d) Certificate dated the Closing Date, of the Secretary of Pacific and Southern as to resolutions of the Board of Directors of Pacific and Southern relating to this Agreement and the transactions contemplated hereby in the form to be attached hereto as Exhibit 3.2(d); and
                           --------------

           (e) Certificate of an officer of Pacific and Southern certifying the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) below in the form to be attached hereto as Exhibit
                                                                       -------
                 3.2(e).
                 -----

     3.3   Deliveries by Evergreen.  At the closing, Evergreen will deliver to
           -----------------------
Pacific and Southern the following:

           (a) Opinion of Evergreen's corporate legal counsel and an opinion of Evergreen's FCC legal counsel in the form to be attached hereto as Exhibit 3.3(a);
                           --------------

           (b) An assumption agreement pursuant to which Evergreen shall assume Pacific and Southern's liabilities and obligations as provided in Section 1.1 hereof in the form to be attached hereto as Exhibit 3.3(b);
                                                 --------------

           (c) Certificate, dated the Closing Date, of the Secretary of Evergreen as to resolutions of the Board of Directors of Evergreen relating to this Agreement and the transactions contemplated hereby in the form to be attached hereto as
               Exhibit 3.3 (c);
               ---------------

           (d) Certificate of an officer of Evergreen certifying the fulfillment of the conditions set forth in Sections 9.1(a) and 9.1(b) below in the form to be attached hereto as Exhibit 3.3(d);
                                                    --------------

           (e) An assumption agreement pursuant to which Evergreen shall assume Gannett Co., Inc.'s April 9, 1997 Radio Division Change in Control Plan for the six senior Station employees listed in
               Exhibit 12.3;
               ------------

           (f) Funds equal to the Purchase Price (and upon payment of the Purchase Price in full the Letter of Credit will be returned to Evergreen); and

           (g) A license agreement pursuant to which Evergreen grants to Pacific and Southern a perpetual royalty-free license to use the call letters "WGCI" for a television station in any DMA other than Chicago, in the form to be attached hereto as Exhibit 3.3(g).
                                                             --------------


        ARTICLE IV.  Representations and Warranties of Pacific and Southern
        ----------   ------------------------------------------------------

        Pacific and Southern represents and warrants to Evergreen as follows:

        4.1  Organization; Qualification. Pacific and Southern is a corporation
             ---------------------------
     duly organized, validly existing and in good standing under the laws of the State of Delaware. Pacific and Southern has the full power and authority to own and operate the Station Assets and to carry on the business operations of the Stations as such operations are now being conducted.

     4.2   Authority Relative to this Agreement.  Pacific and Southern has the
           -----------------------------------
full corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by Pacific and Southern and constitutes a legal, valid and binding obligation of Pacific and Southern enforceable against Pacific and Southern in accordance with its terms.

     4.3  Financial Schedules.  Pacific and Southern has furnished to Evergreen
          -------------------
the unaudited financial statements of Pacific and Southern with respect to the Stations for the fiscal years ended December 24, 1994, December 31, 1995 and December 29, 1996 (the "Financial Schedules"). December 29, 1996 is the "Balance Sheet Date". The Financial Schedules have been prepared from and are in accordance with the books and records regularly maintained by Pacific and Southern with respect to the Stations. In all material respects, the Financial Schedules present fairly the financial condition of the Stations for the periods indicated. No material adjustments of the Financial Schedules are required for a fair presentation of the financial condition and the results of the Stations' operations for the periods indicated. The Financial Schedules are true and correct in all material respects. Pacific and Southern makes no representations, however, about the future business or financial prospects of the Stations.

     4.4   Business Since the Pacific and Southern Balance Sheet Date.  Since
           ----------------------------------------------------------
the Balance Sheet Date the business of the Stations has been conducted in the ordinary course of business and in substantially the same manner as it was before the Balance Sheet Date, and there have been no material adverse changes in the business, condition (financial or otherwise) or results of the Stations' operations and the operations of the Additional Stations considered in the aggregate.

     4.5   No Defaults.  The execution, delivery and performance of this
           -----------
Agreement by Pacific and Southern will not (a) conflict with any provision of the Articles of Incorporation or bylaws of Pacific and Southern, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any Material Station Contracts (as defined in Section 4.9 below), (c) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Pacific and Southern or any of the Station

Assets, or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Station Assets.

     4.6   Undisclosed Liabilities. Pacific and Southern has no material
           -----------------------
obligation or liability to be reflected or reserved against in any of the Financial Schedules which is not fully reflected or reserved against in such Financial Schedules or otherwise disclosed hereunder.

     4.7   Licenses and Authorizations. As of the date of this Agreement,
           ---------------------------
Pacific and Southern is the holder of the FCC Authorizations listed in Schedule
                                                                       --------
4.7 to this Agreement. Pacific and Southern will deliver to Evergreen true and
---
complete copies of the FCC Authorizations. Such FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act, and the current rules, regulations, and policies of the FCC for and/or used in the operation of the Stations as now operated. The FCC Authorizations are in full force and effect. There is not now pending, or to the knowledge of Pacific and Southern threatened, any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew any of such FCC Authorizations arising out of actions not caused by Evergreen, and there is not now pending, or to the knowledge of Pacific and Southern threatened, issued or outstanding by or before the FCC, any investigation, Order to Show Cause, Notice of

Violation, Notice of Apparent Liability or Notice of Forfeiture or complaint against Pacific and Southern or any of its affiliates with respect to the Stations, and arising out of actions not caused by Evergreen. In the event of any such action, or the filing or issuance of any such order, notice or complaint against Pacific and Southern, or Pacific and Southern's learning of the threat thereof, Pacific and Southern shall promptly notify Evergreen of same in writing and shall take all reasonable measures, at its expense, to contest in good faith or seek removal or rescission of such action, order, notice or complaint. The Stations are operating in all material respects in compliance with the FCC Authorizations, the Communications Act and the current rules, regulations and policies of the FCC.

     4.8 Condition of the Station Assets. The tangible assets included in the
         --------------------------------
Station Assets are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable in accordance with general industry practices for the purposes for which they currently are used.

     4.9 Contracts and Arrangement.
         -------------------------
         (a) Schedule 4.9 hereto contains true and complete lists all of the
             -----------
contracts (written or oral) included in the Station Assets. except for those contracts involving annual consideration of less than $25,000 or which are terminable by Pacific and Southern without penalty or other financial obligation upon notice of thirty (30) days or less (the "Station Contracts"), including but not limited to the following Station Contracts:

     (i)     Any radio network affiliation agreements;

     (ii) Contracts evidencing time sales to advertisers or advertising agencies;

     (iii)   Any trade or barter agreements;

     (iv)    Sales agency or advertising representation contracts;

     (v) Contracts for the future construction or purchase of capital improvements, purchase of materials, supplies or equipment, or for the sale of assets (other than broadcast time);

     (vi)    Employment contracts or consulting contracts;

     (vii) Licenses or agreements under which Pacific and Southern is authorized to broadcast on the Stations programming supplied by others;

     (viii)  Leases of real property;

     (ix)    Leases of personal property; and

     (x) Any other contract or lease not made in the usual and ordinary course of business.

         (b) Schedule 4.9 specifies those Station Contracts the assignment of
             ------------
which requires the consent of a third party and which Evergreen and Pacific and Southern have agreed are material to the operation of each Station ("Material Station Contracts"). Evergreen and Pacific and Southern agree that the Stations' transmitter leases are Material Station Contracts. Provided that any requisite consent to the assignment of Station Contracts to Evergreen is obtained, and the contract or lease has not expired by its terms, each of the contracts and leases which is assigned to and assumed by Evergreen on the Closing Date shall be valid and in full force and effect.

           (c) Subject to Pacific and Southern's obtaining necessary third-party consents, Pacific and Southern has full legal power and authority to assign its rights under the Station Contracts to Evergreen in accordance with this Agreement, and such assignment shall not affect the validity, enforceability and continuity of any of the Material Station Contracts. Neither Pacific and Southern, nor to its knowledge any other party, has defaulted or caused an event of default or other event which with notice or lapse of time or both, would, in reasonable likelihood, constitute a default or an event of default, under any such Station Contract, or under any contacts being assumed by Evergreen hereunder, which defaults or events of default in the aggregate would exceed $50,000.

     4.10  Title.
           -----

           (a)  Schedule 4.10 lists all real property included in the Station
                -------------
Assets (the "Stations' Owned Real Estate"). Pacific and Southern owns and has good and valid marketable title to such properties, free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and encumbrances, except for liens for taxes not yet due and payable, and except for those liens, if any, set forth on Schedule 4.10,
                                                              -------------
which will be removed at or prior to Closing.

           (b) Schedule 4.9 lists all real property leased by Pacific and
               ------------
Southern and used in the Stations' operation (the ``Stations' Leased Real Estate''). Schedule 1.1 lists all material tangible personal property included
           ------------
in the Station Assets.

           (c) Except as set forth in Schedule 1.1 or Schedule 4.10, Pacific and
                                      -----------------------------
Southern owns and has good and valid title to such properties, free and clear of all security interests, mortgages, pledges, charges, liens and encumbrances, except for liens for taxes not yet due and payable.

           (d) Pacific and Southern's use and occupancy of the Stations' Owned Real Estate complies in all material respects with all regulations, codes, ordinances, and statutes of all applicable governmental authorities.

     4.11 Call Letters; Trademarks. Schedule 4.11 to this Agreement sets forth a
          ------------------------  -------------
correct and complete list of all call letters, copyrights, trademarks, trade names and service marks which are owned or held for use by Pacific and Southern solely in connection with the business and operation of the Stations and which are material to the financial condition of the Station Assets (the ``Station Rights''). The registrations (if any) for the Station Rights are valid, in good standing and uncontested. Pacific and Southern possesses adequate rights, licenses or other authority to use all Station Rights necessary to conduct the business of the Stations as presently conducted. Except as set forth Schedule 4.11, Pacific
                                                     -------------
and Southern has not received any notice with respect to any alleged infringement or unlawful or improper use of any Station Rights owned or alleged to be owned by others. No director, officer or employee of Pacific and Southern or of any of its affiliates has any interest in any Station Rights listed on
Schedule 4.11, all of which are free and clear of any lien, security interest,
-------------
claim or encumbrance of any kind. Pacific and Southern has not granted any outstanding licenses or other rights to any Station Rights listed on Schedule
                                                                     --------
4.11, and Pacific and Southern has no knowledge of any infringement of any of
----
the Station Rights.

    4.12 Litigation and Compliance with Laws. Except as set forth on Schedule
         -----------------------------------                         --------
4.12:  (a) Pacific and Southern, with respect to the Stations, has not been
----
operating under or subject to. or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, or local governmental authority or agency which arises out of actions not caused by Evergreen and which has or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Stations;

           (b) neither Pacific and Southern nor any of its officers or agents has received any inquiry, written or oral, from any such authority or agency concerning any of the operations or business of the Stations during the 12-month period prior to the date of this Agreement which could be expected to have a material adverse effect on the business, operations or financial condition of the Stations; and

           (c) there is no litigation pending by or against, or to Pacific and Southern's knowledge threatened against, Pacific and Southern or the Stations related to or affecting any of the Stations Assets. Except as disclosed in
Schedule 4.12, and except for environmental matters (which are governed
-------------
exclusively by Section 4.18 below), Pacific and Southern has complied in all material respects with all laws, regulations, orders or decrees applicable to the Stations, and the present uses by Pacific and Southern of the Station Assets do not violate any such laws, regulations, orders or decrees, in any material respect.

     4.13  Employees.  Schedule 4.13  lists the names and salaries or rates of
           ---------   -------------
commission of all the full and part-time employees of the Stations. Except as shown on Schedule 4.9, Pacific and Southern is not a party to any collective
         ------------
bargaining agreement or any other labor agreement covering or relating to any of the employees of the Stations, and has not recognized and has not received a demand for recognition of any collective bargaining representative.

     4.14 Taxes. Pacific and Southern has paid in full all taxes, estimated
          -----
taxes, interest, assessments, and penalties due and payable by it. Pacific and Southern does not and will not prior to the Closing Date have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever which could result in a lien on the Station Assets after the Closing Date.

     4.15 Instruments of Conveyance; Good Title. The instruments to be executed
          -------------------------------------
by Pacific and Southern and delivered to Evergreen at the Closing conveying the Station Assets to Evergreen will transfer good and marketable title to the Station Assets free and clear of all liabilities, obligations and encumbrances, except as provided elsewhere in this Agreement.

     4.16 Changes. Except as shown on Schedule 4.16 to this Agreement, since the
          -------                     -------------
Balance Sheet Date, Pacific and Southern has not, with respect to the business of the Stations: (a) mortgaged, pledged or subjected to a lien or any other encumbrance, any of the Station Assets; (b) sold or transferred any material assets used or useful in the business of the Stations; or (c) increased the compensation payable or to become payable to any employee or agent, except increases in accordance with historical practices.

     4.17 Brokers. There is no broker or finder or other person who would have
          -------
any valid claim against Evergreen for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Pacific and Southern.

     4.18 Environmental.
          -------------

           (a) In connection with the operation of the Stations, no release, emission or discharge into the environment of hazardous substances including, without limitation, PCBs, hazardous waste or air pollutants or toxic pollutants, as defined under any Environmental Laws, by Pacific and Southern, and to the best of Pacific and Southern's knowledge, by any other person, has occurred, is presently occurring, or is anticipated to occur in excess of permitted levels or reportable quantities, under any Environmental Law. No hazardous waste has been disposed of by Pacific and Southern or, and to the best of Pacific and Southern's knowledge, by any other person on the real property occupied by the Stations or their transmitters. As used herein, the term "hazardous waste" shall have the same meaning as it has in RCRA, as amended, and in the equivalent state statutes, if any, of Texas, as applicable.

           (b) The Stations' present use of the Station Assets does not violate any Environmental Law, occupational safety and health or other applicable law, the effect of which violation could materially adversely affect the Station Assets or Evergreen's use thereof, or which could impose a material liability on Evergreen. Pacific and Southern has complied in all material respects with all Environmental Laws applicable to the Stations and their operations, including but not limited to, the FCC's guidelines regarding RF radiation.

     4.19 No Untrue Statement.  No representation or warranty made by Pacific
          -------------------
and Southern in this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Evergreen.

            ARTICLE V. Representations and Warranties of Evergreen
            ------------------------------------------------------

     Evergreen represents and warrants to Pacific and Southern as follows:

     5.1 Organization; Qualification.  Evergreen is a corporation duly
         ---------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Evergreen has the full power and authority to own and operate the

Station Assets and to carry on the business operations of the Stations as such operations are now being conducted.

     5.2   Authority Relative to this Agreement. Evergreen has the full
           ------------------------------------
corporate power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate and shareholder action, and this Agreement has been duly and validly executed and delivered by Evergreen and constitutes a legal, valid and binding obligation of Evergreen enforceable against Evergreen in accordance with its terms.

     5.3   No Defaults. The execution, delivery and performance of this
           -----------
Agreement by Evergreen will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of Evergreen, or (b) except and only to the extent shown on Schedule 5.4, violate any law, statute, rule,
                                ------------
regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Evergreen.

     5.4   Qualification as Buyer. Except and only to the extent shown on
           ----------------------
Schedule 5.4, Evergreen knows of no fact which would, under antitrust law or the
------------
existing laws, rules, regulations and practices of the FCC, disqualify Evergreen as

(a) assignee of the FCC Authorizations listed in Schedule 4.7 to this Agreement,
                                                 ------------
or (b) owner and operator of either of the Stations. Evergreen will take no action prior to the Closing Date which it knows or has reason to know would cause such disqualification, or which would require any waiver of any of the FCC's rules, regulations or practices or any delay with respect to the FCC or antitrust reviews of this transaction.

     5.5 [Intentionally deleted.]

     5.6 Brokers. There is no broker or finder or other person who would have
         -------
any valid claim against Pacific and Southern for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Evergreen.

     5.7 No Untrue Statement. No representation or warranty made by Evergreen in
         -------------------
this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Pacific and Southern.

     ARTICLE VI. Covenants of Pacific and Southern Pending the Closing Date
     ----------- ----------------------------------------------------------

     Except with the prior consent of Evergreen, Pacific and Southern covenants and agrees with respect to the Stations that from the date hereof to and including the Closing Date:

     6.1   Maintenance of Business.
           -----------------------

           (a) Pacific and Southern shall continue to carry on the business and operation of the Stations, including promotional expenses, in substantially the same manner as heretofore in the ordinary course of business.

           (b) Pacific and Southern shall continue to operate the Stations in accordance with the terms of the FCC Authorizations and in compliance with all applicable laws and FCC rules and regulations. Pacific and Southern will promptly execute and will prosecute diligently any necessary applications for renewal of the FCC Authorizations for the Stations, without conditions adverse to Evergreen. Pacific and Southern will take reasonable steps to protect the integrity of its service contours from claims, actions and applications by third parties. Pacific and Southern will deliver to Evergreen, copies of any reports, applications or communications with the FCC related to the Stations which are filed between the date of this Agreement and the Closing Date;

           (c) Pacific and Southern shall, at its expense, maintain all machinery and equipment (including spare parts) used in the business and operation of the Stations in a normal state of repair and efficiency and at normal levels, will replace items with a value in excess of $5,000 that are disposed of with replacement items of substantially equivalent nature and value consistent with past practices and the ordinary operation of the Stations, and will fully perform its obligations under all contracts to be assigned to an assumed by Evergreen. Pacific and Southern will maintain in full force and effect through the Closing Date its existing property damage, liability and other insurance with respect to the Station Assets.

    (d) Prior to the Closing Date, Pacific and Southern will not, without Evergreen's prior written consent, which consent shall not be unreasonably withheld or delayed:

        (i) Sell, lease, transfer or agree to sell, lease or transfer any of the

     Station Assets without replacement thereof with an asset of substantially equivalent kind, condition and value;

        (ii) Enter into any contract of employment or collective bargaining agreement, or permit any increases or changes in the compensation (including bonus) of any of the Stations' employees, except for increases in accordance with historical practices;

        (iii) Except for the time sales contracts in (iv) below and for the renewal of Stations' tower lease scheduled to expire in 1997, enter into or amend any contract or commitment with respect to the Stations (A) involving total consideration of more than $25,000 individually or $500,000 in the aggregate and/or (B) for a term exceeding one year, or waive any right, other than as permitted by other provisions of this Agreement;

          (iv) Renew, renegotiate, modify, amend or terminate any existing time sales contracts with respect to the Stations except in the ordinary and usual course of business;

          (v) Apply to the FCC for any construction permit with respect to the Stations or make any material change in the Stations' buildings, leasehold improvements or fixtures; or

          (vi) Enter into any barter or trade contract valued in excess of $25,000 individually or $500,000 in the aggregate.

     6.2  Organization; Goodwill.  Pacific and Southern shall use reasonable
          ----------------------
efforts to preserve the business organization of the Stations intact and preserve good relations with its suppliers, customers, employees and others having business relations with it.

     6.3  Access to Facilities, Files and Records.  At the reasonable request of
          ---------------------------------------
Evergreen, Pacific and Southern shall from time to time give or cause to be given to the officers, employees, accountants, counsel and accredited representatives of Evergreen (a) full access during normal business hours to all facilities, property, accounts, books, minute books, deeds, title papers, licenses, agreements, contracts, tax returns, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories related to the Stations, and (b) all such other information concerning the affairs of the Stations as is reasonable requested.

     6.4  Representations and Warranties.  Pacific and Southern shall give
          ------------------------------
detailed written notice to Evergreen promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known prior to the date hereof, of any of its representations or warranties contained in this Agreement or in any Schedule hereto.

     6.5  Corporate Action. Subject to the provisions of this Agreement, Pacific
          ----------------
and Southern will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

    6.6  Applications for FCC Consent.  As promptly as practicable after April
         ----------------------------
9, 1997, and in no event later than five (5) business days thereafter, Pacific and Southern will file applications with the FCC requesting its written consent to the assignment of the FCC Authorizations for the Stations (and any extension or renewals thereof) to Evergreen. Pacific and Southern will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion.

     6.7  Consents.  Pacific and Southern will use its reasonable efforts to
          --------
obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Evergreen of all of Station Contracts included in the Station Assets which require the consent of any third party by reason of the transactions provided for in this Agreement; provided, however, that Pacific and Southern shall not be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent. Pacific and Southern will be deemed to have fulfilled its obligations under this Section
6.7 with respect to non-Material Station Contracts by sending a written request for consent to assignment to the other contracting party(ies) thereto.

     6.8  Consummation of Agreement.  Subject to the provisions of Section 11.1
          -------------------------
below, Pacific and Southern shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

     6.9  Notice of Proceedings.  Pacific and Southern will promptly notify
          ---------------------
Evergreen in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or seeking damages as a result of the consummation of this Agreement, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

     6.10 Hart-Scott-Rodino Act.  As soon as possible after April 9, 1997, but
          ---------------------
in no event later than ten (10) business days thereafter, Pacific and Southern shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if such filing is required, and shall promptly furnish all materials and information thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

     6.11 Interim Financial Statements. Pacific and Southern shall deliver to
          ----------------------------
Evergreen unaudited interim financial statements for the Stations promptly after the close of each of Pacific and Southern's standard fiscal accounting periods that occur between the Balance Sheet Date and the Closing Date.

     ARTICLE VII. Covenants of Evergreen Pending the Closing Date
     -----------  -----------------------------------------------

     Except with the prior consent of Pacific and Southern, Evergreen covenants and agrees with respect to the Stations that from the date hereof to and including the Closing Date:

     7.1 Representations and Warranties. Evergreen shall render accurate as of
         ------------------------------
the Closing Date the representations and warranties made by it in this Agreement. Evergreen shall give detailed written notice to Pacific and Southern promptly upon the occurrence of, or becoming aware of, the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known prior to the date hereof, of any of its representations and warranties contained in this Agreement.

     7.2 Corporate Action. Subject to the provisions of the Agreement, Evergreen
         ----------------
will take all necessary corporate and
other action required of it to carry out the transactions contemplated by this Agreement.

     7.3 Applications for FCC Consent. (a) As promptly as practicable after
         ----------------------------
April 9, 1997, and in no event later than five (5) business days thereafter, Evergreen will file applications with the FCC requesting its written consent to the assignment of the FCC Authorizations for the Stations (and any extension or renewals thereof) to Pacific and Southern. (b) In addition, as promptly as practicable after April 9, 1997 and in no event later than June 15, 1997, Evergreen will file applications with the FCC requesting its written consent to the assignment or placement in trust of those station licenses that are necessary or desirable to remove the disqualifying station ownerships reflected in Schedule 5.4 to this Agreement. Evergreen will diligently take, or cooperate
   ------------
in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of all such applications in (a) and (b) above and their prosecution to favorable conclusions.

     7.4 Consummation of Agreement. Subject to the provisions of Section 11.1
         -------------------------
below, Evergreen shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

     7.5 Notice of Proceedings. Evergreen will promptly notify Pacific and
         ---------------------
Southern in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or seeking damages as a result of the consummation of this Agreement, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

     7.6 Hart-Scott-Rodino Act. As soon as possible after April 9, 1997, but in
         ---------------------
no event later than ten (10) business days thereafter, Evergreen shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if such filing is required, and shall promptly furnish all materials and information thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

     7.7 Confidential Information. If for any reason the transactions
         ------------------------
contemplated in this Agreement are not
consummated, Evergreen shall not disclose to any third parties any information designated as confidential and received from Pacific and Southern or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (a) is known to Evergreen at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Evergreen; (c) is rightfully received by Evergreen from a third party; or (d) is independently developed by Evergreen.

     Evergreen also shall not disclose to any third parties the terms of this Agreement; provided, however, that Evergreen may disclose such terms to any prospective lender or investor who has demonstrated to the reasonable satisfaction of Evergreen (a) the financial capability to be a lender or investor of Evergreen and (b) a good faith interest in becoming a lender to or investor in Evergreen. Evergreen shall cause any third party to whom the terms of this Agreement are disclosed to agree to abide by the provisions of this
Section 7.7, and shall be responsible for any breaches of this Section 7.7 by any such party.

     7.8   Disqualifying Matters.  With respect to the matters disclosed in
           ---------------------
Schedule 5.4 that may disqualify Evergreen as (a) assignee of the FCC
------------
Authorizations listed in Schedule 4.7 to this Agreement or (b) owner and
                         ------------
operator of either of the

Stations, Evergreen will, beginning as promptly as practicable after the date of this Agreement, transfer, convey or place in trust all Station licenses or other interests necessary to remove all such disqualifications.

     ARTICLE VIII.  Conditions to the Obligations of Evergreen
     ------------   ------------------------------------------

     The obligations of Evergreen under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

     8.1  Representations, Warranties, Covenants.
          --------------------------------------

          (a) Each of the representations and warranties of Pacific and Southern contained in this Agreement and in any schedule or exhibit to this Agreement delivered by Pacific and Southern pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;

          (b) Pacific and Southern shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than delivery to Evergreen of the instruments conveying the Station Assets to Evergreen; and

           (c) Pacific and Southern shall have delivered to Evergreen a certificate of an officer of Pacific and Southern, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) above.

     8.2   Proceedings.
           -----------

           (a) No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the reasonable opinion of Evergreen, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of such substantial damages; and

           (b) Neither of the parties to this Agreement shall have received written notice from any governmental body of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement, or (ii) the actual commencement of such an investigation.

           (c) In the event such a notice of intent as specified in Section 8.2(b)(i) above is received or such an action, proceeding or investigation as specified in 8.2(b)(ii) above is commenced, this Agreement may not be abandoned by

Evergreen for a period of one hundred eighty (180) days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period; provided, however, that in no event will any such delay extend beyond the date specified in Section 11.1(g) unless the parties mutually agree. This Agreement may be abandoned by Evergreen after the one hundred eighty
(180)-day period if, in the reasonable opinion of Evergreen, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this Section 8.2.

     8.3 FCC Authorizations. The FCC shall have given its written consents to
         ------------------
the assignment of the FCC Authorizations, without any conditions materially adverse to Evergreen, (provided that Evergreen, may, if there shall be a challenge made to the FCC consent to any assignment of the FCC Authorizations prior to such consent becoming a final order not subject to further review or appeal, delay (but subject in any event to the terms of Sections 3.1 and 11.1) the Closing of the transactions contemplated by this Agreement if and for so long as its outside FCC counsel shall provide it with a written opinion (with a copy to Pacific and Southern) to the effect that the challenge has raised material non-frivolous issues which could require substantive review of the merits of the challenge by the FCC and/or any reviewing court and which would more probably than not result in reversal or rescission of the FCC consent to the assignment of the FCC Authorizations); provided, however, it shall not be a condition to Closing that renewal of any FCC Authorizations has been issued by the FCC, provided that Evergreen may, if there shall be a challenge made to the FCC consent to any renewal of the FCC Authorizations prior to such renewal becoming effective, delay (but subject in any event to the terms of Sections 3.1 and 11.1) the Closing of the transactions contemplated by this Agreement if and for so long as its outside FCC counsel shall provide it with a written opinion (with a copy to Pacific and Southern) to the effect that the challenge has raised material non-frivolous issues which could require substantive review of the merits of the challenge by the FCC and/or any reviewing court and which more probably than not result in a non-grant of the renewal, or a reversal or rescission of the renewal. In the event renewal is denied and such denial is a final order, Evergreen may terminate this Agreement.

     8.4   Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino
           -----------------
Act shall have expired, and no order of a court restraining the transactions contemplated by this Agreement shall be outstanding.

     8.5   Opinion of Counsel. Evergreen shall have received an opinion of
           ------------------
corporate legal counsel for Pacific and Southern, and an opinion from FCC legal counsel for Pacific and

Southern, dated the Closing Date, in accordance with Section 3.2(c) above.

    8.6 Damage to the Station Assets. (a) If on the Closing Date the Station
        ----------------------------
Assets shall have suffered damage or loss sufficient to prevent operation of any of the Stations consistent with Pacific and Southern's past operation of such Station, and such Station operations cannot be restored within thirty (30) days after such loss, then Evergreen shall have the right at its election to complete the purchase hereunder and to collect and receive on behalf of Pacific and Southern the proceeds of any insurance payable to Pacific and Southern on account of such damage or loss, including the amount of any deductible payable by Pacific and Southern related to such insurance proceeds. If Evergreen does not so elect, it shall have the right to terminate this Agreement, and upon such termination Evergreen and Pacific and Southern shall be released from any liability under this Agreement.

    (b) With respect to any other such damage or loss to the Station Assets as of the Closing Date that does not prevent the operation of any of the Stations to the extent specified above, Pacific and Southern shall assign to Evergreen the proceeds of any insurance payable to Pacific and Southern on account of such damage or loss, including the amount of any deductible payable by Pacific and Southern related to such insurance proceeds.

     8.7   Third-Party Consents.  Pacific and Southern shall have obtained and
           --------------------
shall have delivered to Evergreen all third-party consents to the assignment of the Material Station Contracts, or, as applicable, to the assignment of any contracts replacing any Material Station Contracts that have expired or are terminated between the date of this Agreement and the Closing Date.

     ARTICLE IX. Conditions to the Obligations of Pacific and Southern
     ----------  -----------------------------------------------------

     The obligations of Pacific and Southern under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

     9.1   Representations, Warranties, Covenants.
           --------------------------------------

           (a) each of the representations and warranties of Evergreen contained in this Agreement and in any schedule or exhibit to this Agreement delivered by Evergreen pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;

           (b) Evergreen shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than delivery to Pacific and Southern of the instruments conveying the Television Station Assets to Pacific and Southern;
and

           (c) Evergreen shall have delivered to Pacific and Southern a certificate of an officer of Evergreen, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 9.1(a) and 9.1(b) above.

     9.2   Proceedings.
           -----------

           (a) No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement which, in the reasonable opinion of Pacific and Southern, may reasonably be expected to result in a preliminary or permanent injunction against such consummation or an award of such substantial damages; and

           (b) Neither of the parties to this Agreement shall have received written notice from any governmental body of (i) its intent to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry including a routine Civil Investigative Demand) into the consummation of this agreement or (ii) the actual commencement of such an investigation.

        (c) In the event such a notice of intent as specified in Section 9.2(b)(i) above is received or such an action, proceeding or investigation as specified in 9.2(b)(ii) above is commenced, this Agreement may not be abandoned by Pacific and Southern for a period of one hundred eighty (180) days from the date of such notice of intent or notice of commencement, but Closing shall be delayed during such period; provided, however, that in no event will any such delay extend beyond the date specified in Section 11.1(g) unless the parties mutually agree. This Agreement may be abandoned by Pacific and Southern after the one hundred eighty (180)-day period if, in the reasonable opinion of Pacific and Southern, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this Section 9.2.

        9.3  FCC Authorizations. The FCC, by not later than December 10,
             ------------------
1997, shall have given its written consents to the assignment of the FCC Authorizations, without any conditions materially adverse to Pacific and Southern or to its affiliated companies.


        9.4  Hart-Scott-Rodino. The waiting period under the
             -----------------
Hart-Scott-Rodino Act shall have expired by December 10, 1997, and no order of a court restraining the transactions contemplated by this Agreement shall be outstanding.

        9.5     Opinion of Counsel. Pacific and Southern shall have received an
                ------------------
opinion of corporate legal counsel for Evergreen, and an opinion of FCC legal counsel for Evergreen, dated the Closing Date, in accordance with Section 3.3(a) above.

        9.6     Additional Stations. The Closings under the Asset Purchase
                -------------------
Agreements for the Additional Stations shall have occurred or shall occur simultaneously with the Closing hereunder, or Pacific and Southern shall have waived the obligation under this Section 9.6.

        ARTICLE X. Indemnification
        ---------  ---------------

        10.1    Survival; Limitations.
                ---------------------

                (a) The several representations, warranties, covenants and agreements of Evergreen and Pacific and Southern contained in or made pursuant to his Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of one year after the Closing Date, except that the representations, warranties, covenants and agreements continued in Sections 4.1, 4.2, 5.1 and 5.2 shall survive without time limit.

                (b) Except as otherwise provided for in Section 12.2 below, neither party shall be entitled to indemnification under this Agreement for any indemnification claim until the aggregate Loss and Expense (defined in Section
10.2 below)
suffered by such party equals $250,000 (the "Threshold"). Once the Threshold has been met, an indemnified party shall be entitled to indemnification pursuant to this Article X only for its Loss and Expense in excess of the Threshold.

                (c) Each party's maximum aggregate liability to the other for indemnification claims under this Agreement shall be an amount equal to the Purchase Price.

        10.2    Indemnification of Evergreen. Subject to the provisions of
                ----------------------------
Section 10.1(b), Pacific and Southern agrees that it shall indemnify and hold Evergreen, its affiliated companies and subsidiaries, and their respective employees, directors, officers, agents, successors and assigns harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation, (i) liabilities for reasonable attorneys' fees and disbursements and (ii) any taxes imposed on the receipt of any payments under this Article X (reduced by any taxes saved as a result of the damage, claim, loss, expense, use, obligation or liability being indemnified) ("Loss and Expense"), suffered directly or indirectly by such persons by reason of, or arising out of:

                (a) any material breach of representation or warranty made by Pacific and Southern pursuant to this Agreement;

           (b) any material failure by Pacific and Southern to perform or fulfill any of its covenants or agreements set forth in this Agreement;

           (c) any failure by Pacific and Southern to pay or perform when due any of its liabilities or obligations (including without limitation any liability for taxes) arising out of or related to the business of the Stations which have not been assumed by Evergreen hereunder or to pay any amounts due under Article II above; or

           (d) any litigation, proceeding or claim by any third party (including governmental agencies) relating to the business or operation of the Stations prior to the Closing Date.

     10.3 Indemnification of Pacific and Southern. Subject to the provisions of
          ---------------------------------------
Section 10.1(b), Evergreen agrees that it shall indemnify and hold Pacific and Southern, its affiliated companies and subsidiaries and their respective employees, directors, officers, agents, successors and assigns harmless from and against any and all Loss and Expense suffered directly or indirectly by such persons by reason of, or arising out of:

           (a) any breach of representation or warranty made by Evergreen pursuant to this Agreement;

           (b) any failure by Evergreen to perform or fulfill any of its covenants or agreements set forth in this Agreement; or

           (c) any failure by Evergreen to pay or discharge on or subsequent to the Closing Date any liabilities or obligations (including without limitation any liability for taxes) assumed by Evergreen hereunder or incurred or first required to be performed by Evergreen with respect to the Stations on or after the Closing Date.

     10.4 Notice of Claims. If Evergreen or Pacific and Southern believes that
          ----------------
it is entitled to indemnification hereunder, it shall notify the other party promptly in writing and within the applicable time period specified in Section 10.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of the Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. The amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense, however.

     10.5 Defense of Third Party Claims. If any action at law or suit in equity
          -----------------------------
is instituted by a third party (a "Claim") with respect to which any of the parties intends to claim a Loss and Expense under this Article X, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 10.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such Loss or Expense.

     Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article X, provided that the indemnifying party is not prejudiced by such failure.

     10.6  Known Matters. Notwithstanding anything to the contrary in this
           -------------
Article X, as of the Closing Date, (a) no claim for indemnification may be asserted under Section 10.2 with respect to any matters discovered by or known to Evergreen on or before the Closing Date and (b) no claim for indemnification may be asserted under Section 10.3 with respect to any matter discovered by or known to Pacific and Southern on or before the Closing Date.

     ARTICLE XI. Termination Rights.
     ----------  ------------------

     11.1 Abandonment of Agreement. This Agreement may be terminated by
          ------------------------
Evergreen or Pacific and Southern at any time prior to the Closing Date:

           (a) by the mutual consent of both parties hereto;

           (b) by Evergreen if any of the conditions in Article VIII hereof have not been met by the time required and have not been waived;

           (c) by Pacific and Southern if any of the conditions in Article IX hereof have not been met by the time required and have not been waived;

           (d) by Evergreen pursuant to Section 12.6 or Section 12.2(b) below;

           (e) by any non-defaulting party hereto if the other party, within five (5) business days after April 9, 1997 (provided that the parties shall have used their best efforts to cooperate in their preparation), has not placed on file with the FCC its portions of substantially complete applications for FCC consent to the transfer or assignment of its Stations;

           (f) by any party hereto if the FCC has denied or designated for a trial-type hearing any of the assignments of the FCC Authorizations contemplated by this Agreement;

           (g) by either party if the conditions to close specified in Section
9.3 and/or 9.4 have been fulfilled by

December 10, 1997 but the Closing has not been fully completed by December 26, 1997;

           (h) by Pacific and Southern if the conditions to close specified in
Section 9.3 and/or 9.4 have not been fulfilled by December 10, 1997, if the Closing has not been fully completed by the earlier of (i) the 30th day following the Closing Date after December 26, 1997 specified by Pacific and Southern pursuant to Section 3.1(b) above, or (ii) July 1, 1998; or

           (i) by Evergreen if the Closing has not been fully completed by July 1, 1998.

     No termination pursuant to this Section 11.1 shall relieve any party of liability it would otherwise have for breach of this Agreement.

     11.2 Liabilities Upon Abandonment.
          ----------------------------

           (a) In the event this Agreement is terminated pursuant to Section
11.1 above, no party hereto shall have any liability to the other party for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of any misrepresentation or breach of warranty by such party or the failure by such party in the performance of, or compliance with, any covenant or agreement contained in this Agreement. In the event that this Agreement is terminated by Pacific and Southern as a result of misrepresentation or breach of warranty or covenant by

Evergreen, the Deposit shall continue to be held until Pacific and Southern's damages therefrom have been agreed to by the parties or established by a court of competent jurisdiction (the "Damages"). Following such determination, the Deposit shall be drawn down and applied toward the Damages. The amount not needed to satisfy the Damages, if any, shall be returned to Evergreen. The Deposit shall not be a limit on the amount of damages to which Pacific and Southern may be entitled in the event of a breach by Evergreen.

           (b) In the event Evergreen terminates this Agreement as a result of a breach by Pacific and Southern, then the Deposit shall be returned to Evergreen.

     ARTICLE XII.  Miscellaneous Provisions
     -----------   ------------------------

     12.1  Expenses.  Except as otherwise provided herein, all costs and
           --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. All costs associated with transferring the Station Assets, including without limitation any sales or use taxes or recording or transfer taxes or fees, shall be paid by Evergreen.

     12.2  Environmental Studies.  (a) Evergreen may, at its election and cost,
           ---------------------
conduct an environmental study of the Station's Owned or Leased Real Estate. If a study hereunder indicates that any representation or warranty made by Pacific and Southern in Section 4.18 is untrue, Evergreen shall disclose the results of its study by not later than May 6, 1997 to Pacific and Southern, and the terms of this Section 12.2 will govern. Evergreen and Pacific and Southern agree that, unless and to the extent disclosure is required by law, the results of any environmental study obtained pursuant to this Agreement shall not be disclosed to any third parties, other than each party's employees, agents, representatives or lenders (but to lenders only to the extent that such disclosure is required by a credit agreement between a party and its lender).

        (b) If the parties learn between the date of this Agreement and the Closing Date that Pacific and Southern is not in compliance with the provisions of Section 4.18, then Pacific and Southern may, at Evergreen's election, be required to contribute up to $250,000 toward the cure of such non-complying conditions as required by applicable law, and to use reasonable efforts to complete such cure prior to the Closing Date. If the cost to cure such conditions would exceed $250,000 in the aggregate, Evergreen may elect to terminate this Agreement. Evergreen agrees to give Pacific and Southern twenty
(20) days prior written notification of its intention to terminate this Agreement pursuant to this Section 12.2, during which twenty (20) -day period Pacific and Southern shall notify Evergreen as to whether it intends to cure the identified conditions. If Pacific and Southern elects to cure such conditions, Evergreen shall not be entitled to terminate this Agreement. If Evergreen elects not to terminate the Agreement hereunder, then Evergreen shall assume all obligations to cure any such environmental conditions in excess of the $250,000 payable by Pacific and Southern pursuant to this Section 12.2.

     12.3  Employees and Employee Benefits.
           -------------------------------

           (a) Evergreen shall hire all of the employees of the Stations as of the Closing Date in each case for the same position and with the same compensation as enjoyed by an employee prior to the Closing Date. Pacific and Southern shall be responsible for payment of all compensation (including accrued vacation, commissions and sick pay) payable to all employees of the Stations up through the day preceding the Closing Date. Pacific and Southern shall pay all non-qualified, out-of-pocket pension liabilities and, except as provided in (b),
(c), (d), (e), (f) and (g) below, other employee liabilities to employees or former employees of the Stations related to any period prior to the Closing Date. Except as provided in (g) below, Pacific and Southern will retain all of the Stations' employee benefit plans and pension plans, and Evergreen will not assume any obligations under such plans related to any period of time. Pacific and Southern shall be fully and solely responsible for any costs, expenses, obligations and liabilities, vested or non-vested, arising out of the pension or retirement obligations attributable to the Stations' current or former employees related to the period prior to the Closing Date. Pacific and Southern agrees to indemnify, defend and hold Evergreen harmless from and against all direct and indirect costs, expenses or liabilities arising from or relating to claims made by the Stations' employees in respect of any employee benefit plans of Pacific and Southern.

     (b) Any employee terminated by Evergreen as of or during the ninety (90) day period after the Closing Date shall be paid severance by Evergreen using the following formula, with credit for service at the Stations prior to the Closing
Date: two (2) weeks' compensation for an employee's initial year of employment or portion thereof at the Stations and one (1) week's compensation for each additional year of employment or portion thereof.

     Evergreen agrees to indemnify and defend and hold Pacific and Southern harmless from and against all direct and indirect costs, expenses or liabilities arising from or relating to claims made by the Stations' employees in respect of termination of employment by reason of the transactions contemplated by this Agreement, including, but not limited to, any claims of improper termination or for severance payments.

        Evergreen agrees to waive any waiting periods and any exclusion under any welfare plan of Evergreen for pre-existing conditions as of the Closing Date to the extent any pre-existing condition was or would have been covered by a plan of Pacific and Southern. If Evergreen maintains a general severance policy which provides for service credit, any employee who is terminated by Evergreen following such ninety-day period will be credited with all years of service as an employee of Pacific and Southern and/or any of its affiliated companies for purposes of calculating the amount of severance Evergreen will pay to such employee pursuant to Evergreen's severance arrangements.

        (c) Evergreen will be responsible for all medical insurance costs relating to COBRA coverage for those Station Employees who are terminated by Evergreen on or after the Closing Date. If Pacific and Southern is obligated to provide such coverage, Evergreen shall reimburse Pacific and Southern for all costs incurred by it in providing the coverage.

        (d) Evergreen in its sole discretion shall determine what employee benefits will be made available to the employees of the Stations on and after the Closing; provided, however, that Evergreen will (i) waive any health plan coverage waiting period or pre-existing condition rules for all employees it hires hereunder, and (ii) offer medical coverage to all of such employees on and after the Closing Date.

                (e) Evergreen will be responsible for all payments and obligations to Station employees under federal or state plant closing statutes, including the WARN Act.

                (f) Evergreen will be responsible for all payments and obligations to those senior Station employees listed on and covered by the Change in Control Plan attached as Exhibit 12.3 to this Agreement.
                                   ------------

                (g) As soon as practicable after the Closing Date, Pacific and Southern shall cause the trustee of the Gannett Co., Inc. 401(k) Plan to transfer the assets and liabilities related to the benefits of the employees of the Stations to a qualified 401(k) Plan and Trust sponsored by Evergreen and Evergreen shall cause its Plan and Trust to assume the liabilities to the employees of the Station. Pacific and Southern and Evergreen shall cooperate to effect the transfer of the assets and liabilities as expeditiously as possible.

        12.4    Accounts Receivable.
                -------------------

                (a) For a period of six (6) months following the Closing Date, Evergreen shall continue to collect and receive payment in the ordinary course of business with respect to the Stations' accounts receivable for the period prior to the Closing Date (the "Station Receivables") and shall pursue collection thereof in accordance with Evergreen's normal practices; provided, however, that in no event shall this obligation extend to the institution of litigation, employment of any collection agency, legal counsel, or other third party or any other extraordinary means of collection by Evergreen. All payments from each obligor of a Station Receivable not identified to a specific invoice shall be applied on a "first-in, first-out" basis during the Collection Period so that each payment from an obligor is applied first to the oldest outstanding account receivable of such obligor. Evergreen shall remit to Pacific and Southern no later than ten
(10) days after the end of each calendar month during the Collection Period those amounts required to be paid to Evergreen hereunder during such month, together with a list of all uncollected Accounts Receivable as of the end of the preceding month.

        Following the end of the Collection Period, Evergreen shall cease to have any further responsibilities with respect to the uncollected Station Receivables (except that Evergreen shall promptly remit to Pacific and Southern any amount subsequently received by Evergreen expressly on account of the Station Receivables), and Pacific and Southern may collect any uncollected Station Receivables in any manner Pacific and Southern chooses.

        12.5    Further Assurances.
                ------------------

                (a) From time to time after the Closing Date, without further consideration, each party will, at its expense, (i) execute and deliver, or cause to be executed and delivered, such documents to the other party as such party may reasonably request in order to effectively vest in the other party good title to the Station Assets, and (ii) use all reasonable efforts to obtain any necessary third party consents to the assignment of the Station Contracts, subject to the terms of Section 6.7 above.

           (b) From time to time after the Closing Date, Evergreen will provide Pacific and Southern with access, with reasonable prior notice and during normal business hours, to the financial records of the Stations related to the period prior to the Closing Date for use by Pacific and Southern in connection with tax and/or legal proceedings related to its operation of the Stations prior to the Closing Date. Evergreen agrees to maintain all tax records related to the Stations for all tax years that remain open as of the Closing Date unless and until (i) Pacific and Southern notifies it that any such tax year(s) are closed or (ii) Evergreen has given Pacific and Southern reasonable prior notice of its intent to destroy such records and Pacific and Southern has not reasonably and promptly requested that such records not be destroyed.

     12.6  Schedules.  Pacific and Southern will deliver to Evergreen, within
           ---------
fifteen (15) days following April 9, 1997, all schedules and related documents required to be delivered under this Agreement by Pacific and Southern.
Evergreen shall
be permitted, for a period of twenty (20) days immediately following its receipt of such schedules and documents, to terminate this Agreement if (i) such schedules reveal any conditions of which Evergreen is not aware as of the date of this Agreement and/or any breaches of Pacific and Southern's representations, warranties and/or covenants hereunder, which unknown conditions and/or breaches in the aggregate would have a material adverse effect on the aggregate value of the Stations and the Additional Stations considered in the aggregate or on Evergreen's ability to operate the Stations and the Additional Stations considered in the aggregate as they are currently being operated by Pacific and Southern, or (ii) the parties are unable to agree upon which Station Contracts are Material Station Contracts. Following any such termination, the parties shall have no further obligation to one another in respect of this Agreement.

     12.7  Allocation of Purchase Price.  Within 60 days after the Closing Date,
           ----------------------------
Pacific and Southern and Evergreen shall obtain an appraisal by a mutually agreeable third-party appraiser for the purpose of allocating the Purchase Price. Pacific and Southern and Evergreen agree (i) that any such allocation shall be arrived at by arm's length negotiation, based upon the findings of appraisal, and shall be consistent with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, (ii) to jointly complete and separately file Forms 8594 with its federal income return for the tax year in which the Closing Date occurs, and (iii) that neither Pacific and Southern nor Evergreen will take a position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other. If either Pacific and Southern or Evergreen elects to use a Qualified Intermediary pursuant to Section 12.12, the foregoing provisions of this Section
12.7 shall not apply.

     12.8  Right to Audit.  Commencing on the date of this Agreement, Evergreen,
           ---------------
at its expense, may examine the Stations' books and records for the purpose of conducting an audit to meet Evergreen's public reporting obligations. Such examination shall be performed by an independent certified public accountant satisfactory to both parties. Any such examination shall be made during normal business hours and with reasonably prior notice to Pacific and Southern.

     12.9  Waiver of Compliance.  Except as otherwise provided in this
           ---------------------
Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     12.10 Notices. All notices and other communications hereunder shall be in
           -------
writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), at such other address for a party as shall be specified by like notice):

           (a) If to Evergreen, to:

               c/o Evergreen Media Corporation of Los Angeles
               433 E. Las Colinas Blvd.
               Suite 1130
               Irving, Texas 75039
               Attention: Scott K. Ginsburg
               Fax No.: (972)869-3671

               with a copy to:
               Latham & Watkins
               1001 Pennsylvania Ave., N.W.
               Suite 1300

               Washington, D.C. 20004
               Attention: Eric L. Bernthal
               Fax No.: (202)637-2201

           (b) If to Pacific and Southern to:

               Gannett Broadcasting
               1100 Wilson Boulevard
               Arlington, Virginia 22234
               Attention: Cecil L. Walker
               Fax No. (703)247-3114
               with a copy to:

               Gannett Co., Inc.
               1100 Wilson Boulevard
               Arlington, Virginia 22234
               Attention: Thomas L. Chapple, Esq.
               Fax No. (703)558-3897

     12.11 Assignment. This Agreement and all of its terms shall be binding and
           ----------
inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto, except that (a) Pacific and Southern may assign or transfer its rights under this Agreement to any of its affiliates or subsidiaries, (b) either party may assign or transfer its rights under this Agreement to a Qualified Intermediary or Qualified Escrow Account pursuant to the procedures set forth in Section
12.12 below, and a Qualified Intermediary or Qualified Escrow Account that has been assigned rights under this Agreement may assign those rights to the assignor of those rights, and (c) Evergreen may assign or transfer its rights under this Agreement to one of its affiliated companies; provided, however that any such assignment shall not relieve Evergreen of any of its obligations pursuant to this Agreement.

     12.12 Qualified Intermediary.
           ----------------------

           (a) In order to facilitate a tax-free exchange by Pacific and Southern, Pacific and Southern may use Qualified Intermediary for this transaction as that term is used in IRC

Regulation (S)1.10-31(k)-1(g)(4) under the Internal Revenue Code and/or a Qualified Escrow Account as that term is used in Regulation
(S)1.1031(k)-1(g)(3) under the Internal Revenue Code. The Qualified
Intermediary shall be nominated, or the Qualified Escrow Account shall be selected, by Pacific and Southern, and Pacific and Southern shall notify Evergreen of the nomination. Such nomination or selection shall become effective five (5) days after notice to Evergreen. All fees and expenses charged by the Qualified Intermediary shall be paid by Pacific and Southern. Evergreen agrees to take all steps necessary or desirable to accommodate Pacific and Southern's use of a Qualified Intermediary or a Qualified Escrow Account, provided that there is no adverse effect upon Evergreen.

           (b) In order to facilitate a tax-free exchange by Evergreen, Evergreen may use a Qualified Intermediary for this transaction as that term is used in IRC Regulation (S)1.1031(k)-1(g)(4) under the Internal Revenue Code and/or a Qualified Escrow Account as that term is used in Regulation
(S) 1.1031(k)-1(g)(3) under the Internal Revenue Code. The Qualified Intermediary shall be nominated, or the Qualified Escrow Account shall be selected, by Evergreen, and Evergreen shall notify Pacific and Southern of the nomination. Such nomination or selection shall become effective five (5) days after notice to Pacific and Southern. All fees and expenses charged by the Qualified Intermediary shall be paid by Evergreen. Pacific and Southern agrees to take all steps necessary or desirable to accommodate Evergreen's use of a Qualified Intermediary or a Qualified Escrow Account, provided that there is no adverse effect upon Pacific and Southern and the use of a Qualified Intermediary under this Section 12.12(b) does not result in any delay or otherwise affect the ability of Pacific and Southern to give a Closing Date Notice on a date selected by it.

     12.13 Governing Law. This Agreement shall be governed by, construed and
           -------------
enforced in accordance with the laws of the State of New York.

     12.14 Bulk Sales Law. As an inducement to the other party to waive
           --------------
compliance with the provisions of any applicable bulk transfer laws, each party covenants that it will promptly pay and discharge all debts, obligations and liabilities relating to its Stations which are not expressly assumed by the other party under this Agreement as and when they become due and payable. Each party further agrees to indemnify and hold the other party harmless pursuant to
Article X above from all Loss and Expense suffered by the other party by reason of or arising out of claims made by creditors with respect to non-compliance with any bulk transfer law.

      12.15  Control of the Stations.  Prior to the Closing Date, Evergreen
             -------        --------
shall not directly or indirectly control, or attempt to control, the operations of the Stations.

      12.16  Public Announcements.  Unless required by law, rule or regulation,
             --------------------
no public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by either party without the prior written approval of the other. With respect to any disclosures required by applicable law, rule or regulation, including disclosure requirements under applicable securities acts, each party will consult with the other party prior to making any such disclosures.

      12.17  Counterparts.  This Agreement may be executed in counterparts,
             ------------
each of which shall constitute one agreement, and all of which when taken together shall constitute one agreement. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to each party.

      12.18  Other Parties.  Pacific and Southern and Evergreen agree that
             -------------
nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement, including without limitation any employee, shareholder or lender of either party.

      12.19  Entire Agreement; Amendments.  This Agreement, including the
             ----------------------------
Exhibits and Schedules hereto and the documents delivered hereunder, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties. This Agreement may not be amended except in a writing signed by both parties.

     Evergreen and Pacific and Southern have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                                EVERGREEN MEDIA CORPORATION
                                                  OF LOS ANGELES

                                                By: /s/ Scott K. Ginsburg
                                                    ---------------------------

                                                Title: President/CEO
                                                       ------------------------

                                                PACIFIC AND SOUTHERN
                                                   COMPANY, INC.

                                                By: /s/ Cecil Walker
                                                    ---------------------------

                                                Title: President
                                                       ------------------------